   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 2003.
                                                           REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                             OXFORD INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                                       580831862
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                  -------------

                             OXFORD INDUSTRIES, INC.
                             222 PIEDMONT AVENUE, NE
                             ATLANTA, GEORGIA 30308
                                 (404) 659-2424
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -------------

                               THOMAS C. CHUBB III
                   VICE PRESIDENT, SECRETARY & GENERAL COUNSEL
                             OXFORD INDUSTRIES, INC.
                             222 PIEDMONT AVENUE, NE
                             ATLANTA, GEORGIA 30308
                                 (404) 659-2424
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                                  MARY BERNARD
                                  ALEX SIMPSON
                               KING & SPALDING LLP
                           1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100

                                  -------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE    OFFERING PRICE       AGGREGATE          AMOUNT OF
        TO BE REGISTERED             REGISTERED      PER SHARE(1)    OFFERING PRICE(1)  REGISTRATION FEE
---------------------------------  --------------  ----------------  -----------------  ----------------
Common Stock, par value $1.00 per  388,200 shares      $64.68           $25,108,776          $2,032
share

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low trading prices of the Common Stock on the New York Stock Exchange on November 14, 2003, in accordance with Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                (SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2003)

PROSPECTUS

                                 388,200 SHARES

                             OXFORD INDUSTRIES, INC.

                                  COMMON STOCK

         This prospectus relates to the offering from time to time of up to 388,200 shares of common stock of Oxford Industries, Inc. by certain of our shareholders. We will not receive any of the proceeds from the sale of the shares being offered. We are registering these shares for resale, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders.

         The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement.

         Our common stock is listed on the New York Stock Exchange under the symbol "OXM." On November 18, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $63.85 per share. The shares of our common stock offered pursuant to this prospectus have been listed on the New York Stock Exchange.

         References in this prospectus and any accompanying prospectus supplement to "Oxford," our "company," "we," "us" and "our" refer to Oxford Industries, Inc. and its consolidated subsidiaries. In June 2003, we acquired Viewpoint International, Inc. and its consolidated subsidiaries, which we refer to as the "Tommy Bahama Group."

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is        , 2003.

                                TABLE OF CONTENTS

About This Prospectus........................................      1
Where You Can Find More Information..........................      1
Oxford Industries, Inc. .....................................      2
Risk Factors.................................................      3
Forward-Looking Statements...................................     16
Use of Proceeds..............................................     17
Selling Shareholders.........................................     18
Plan of Distribution.........................................     19
Validity of Common Stock.....................................     20
Experts  ....................................................     20

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, the selling shareholders may offer and sell up to 388,200 shares of common stock in one or more transactions. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the common stock offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings from the New York Stock Exchange, please call (212) 656-5060.

         We "incorporate by reference" into this prospectus the information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date that the selling shareholders sell all of the common stock offered by this prospectus:

         - Our Annual Report on Form 10-K for the year ended May 30, 2003 (File No. 001-04365);

         - Our Quarterly Report on Form 10-Q for the quarter ended August 30, 2003 (File No. 001-04365);

         - Our Current Reports on Form 8-K filed on June 26, 2003 and July 16, 2003 (File No. 001-04365); and

         - The description of our common stock contained in our Registration Statement on Form 8-A which became effective on July 23, 1960 (File No. 001-04365); and

You may also request a copy of these filings at no cost (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into the filing), by writing or calling us at the following address:

         Oxford Industries, Inc.
         222 Piedmont Avenue, NE
         Atlanta, Georgia 30308
         (404) 659-2424
         Attention: Vice President, Secretary &
                    General Counsel

         You should only rely on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are only offering these securities in states where the offer is permitted. You should not assume that the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of such documents.

                             OXFORD INDUSTRIES, INC.

         We are a leading producer and marketer of branded and private label apparel for men, women and children. We provide retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Our brands include Tommy Bahama(R), Indigo Palms(TM), Island Soft(R), Ely and Walker(R) and Oxford Golf(R). We also hold exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Slates(R), Dockers(R) and Oscar de la Renta(R) labels. Our customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and internet retailers. Our business is operated through the following groups: the Oxford Shirt Group, Lanier Clothes, Oxford Slacks, the Oxford Womenswear Group and the Tommy Bahama Group.

         We are a Georgia corporation and our principal executive offices are located at 222 Piedmont Avenue, NE, Atlanta, Georgia 30308. Our telephone number is (404) 659-2424. Our website address is www.oxfordinc.com. Information on our website does not constitute part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock.

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE.

         The market price of our common stock may experience significant volatility from time to time. Such volatility may be affected by factors such as our quarterly operating results or changes in the economy, financial markets or apparel and retail industries. In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company which may be unrelated to the operational performance of the company. This type of market effect could impact our common stock price as well. In addition, we may be subject to securities class action litigation if the market price of our stock experiences significant volatility. Such litigation may divert our management's attention and resources from normal operations, which may have a material adverse effect on our business.

THE APPAREL INDUSTRY IS HEAVILY INFLUENCED BY GENERAL ECONOMIC CYCLES.

         The apparel industry is cyclical and is dependent upon the overall level of consumer spending. Purchases of apparel and related goods (in particular, higher priced goods) tend to be highly correlated with cycles in the disposable income of consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any deterioration in general economic or political conditions, or acts of war or terrorism that diminish consumer spending in the United States could reduce our sales and materially adversely affect our results of operations and financial condition. In particular, we were significantly negatively impacted by the events of September 11, 2001.

WE OPERATE IN A HIGHLY COMPETITIVE AND FRAGMENTED INDUSTRY.

         The apparel industry, at wholesale and retail, is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers, licensors and retailers, some of which have greater financial and marketing resources than we have. We believe that the principal competitive factors in the apparel industry are:

         -   price;

         -   quality;

         -   styling;

         -   marketing;

         -   customer service; and

         - with respect to branded and designer product lines, consumer recognition and preference.

         The level of competition and the nature of competitors varies by product segment, with low-margin, mass-market manufacturers being our main competitors in the less expensive segment of the market, American and foreign designers and licensors competing with us in the more upscale segment of the market and high-end specialty retailers, department stores and chain stores competing with Tommy Bahama. There can be no assurance that we will continue to compete successfully.

         In addition, many other companies manufacture products that resemble and/or compete with Tommy Bahama branded products. They may offer these products at significantly lower price points in order to directly compete with Tommy Bahama branded merchandise sold at higher prices. To the extent such competitors are successful, we may not be able to maintain the premium price points that Tommy Bahama products have traditionally commanded, which could have a material adverse effect on us.

THE WORLDWIDE APPAREL INDUSTRY CONTINUES TO EXPERIENCE PRICE DEFLATION, WHICH HAS AFFECTED, AND MAY CONTINUE TO AFFECT, OUR RESULTS OF OPERATIONS.

         The worldwide apparel industry has experienced significant price deflation in recent years. The deflation is attributable to increased competition, excess worldwide manufacturing capacity, increased product sourcing in lower cost countries, growth of the mass merchant channel of distribution and reduced relative spending on apparel and increased value consciousness on the part of consumers reflecting, in part, general economic conditions. Downward pressure on prices has affected the apparel industry by:

         -   negatively impacting gross margins;

         -   requiring the introduction of lower-priced products;

         -   requiring the reduction of wholesale prices on existing products;

         - increasing customer demands for allowances, incentives and other forms of economic support that could adversely affect our profitability; and

         - increasing pressure to further reduce production costs and operating expenses and to increase unit sales.

All of these impacts may continue in the future. If we are unable to successfully respond to these developments in our industry, our profitability and results of operations may suffer significantly.

THE APPAREL INDUSTRY IS SUBJECT TO RAPIDLY EVOLVING FASHION TRENDS AND WE AND OTHER PARTICIPANTS IN THE INDUSTRY MUST CONTINUOUSLY OFFER INNOVATIVE AND UPGRADED PRODUCTS.

         Although many of our products carry over from season to season, the apparel industry in general is subject to rapidly changing fashion trends and shifting consumer demands. Accordingly, success depends on the priority that target customers place on fashion and ability to anticipate, identify and capitalize upon emerging as well as proven fashion trends. The failure to anticipate, identify or react appropriately to changes in styles or trends could lead to, among other things, excess inventories and higher markdowns, as well as the decreased appeal of certain of our brands.

         The worldwide apparel industry is also characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, success depends in large part on the ability to continuously develop, market and deliver innovative products at a pace and intensity competitive with other brands in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Any failure on our part to develop innovative products and update core products could:

         -   limit our ability to differentiate, segment and price our products;

         -   adversely affect retail and consumer acceptance of our products;

         -   limit sales growth; and

         - leave us with a substantial amount of unsold inventory, which we may be forced to sell through markdowns.

         The increasing importance of product innovation in apparel requires us to strengthen our internal research and commercialization capabilities, to rely more on successful commercial relationships with third parties such as fiber, fabric and finishing providers and to compete and negotiate effectively for new technologies and product components. In addition, almost all of our products are produced outside of the United States. The exposure of our business to changes in consumer preferences is heightened by this reliance on offshore manufacturers, as offshore outsourcing may increase lead times between production decisions and customer delivery. Our focus on tight management of inventory may also result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales. Moreover, if we misjudge consumer preferences, our brand image may be significantly impaired.

INCREASES IN THE PRICE OF RAW MATERIALS OR THEIR REDUCED AVAILABILITY COULD INCREASE OUR COST OF GOODS SOLD AND DECREASE OUR PROFITABILITY.

         The principal fabrics used in our business are cotton, linens, wools, silk, other natural fibers, synthetics and blends of these materials. The prices paid for these fabrics depend on the market price for raw materials used to produce them, primarily cotton and silk. The price and availability of cotton has in the past fluctuated, and may in the future fluctuate significantly depending on a variety of factors, including crop yields, weather, supply conditions, government regulation, economic climate and other unpredictable factors. Any raw material price increases could increase our cost of goods sold and decrease profitability unless we are able to pass higher prices on to our customers, which will be difficult to do as a result of price deflation in the apparel industry. Moreover, any decrease in the availability of cotton or silk could impair our ability to meet production requirements in a timely manner. We have not historically hedged for these risks.

WE DEPEND ON A GROUP OF KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR SALES. A SIGNIFICANT ADVERSE CHANGE IN A CUSTOMER RELATIONSHIP OR IN A CUSTOMER'S FINANCIAL POSITION COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         We derive a significant amount of our respective net sales from a few major customers. Net sales to our ten largest customers totaled approximately 73%, 72% and 80% of our net sales in fiscal 2001, fiscal 2002 and fiscal 2003, respectively. Sales to Target, Wal-Mart and Sears accounted for 22%, 15% and 16%, respectively, of our net sales in fiscal 2003. In addition, the net sales of several of our individual business segments (in particular, Oxford Slacks, Oxford Womenswear and the Tommy Bahama Group) are concentrated among several large customers. We believe that consolidation in the retail industry has centralized purchasing decisions and given customers greater leverage over suppliers, often resulting in lower prices, and we expect this trend to continue. If this consolidation continues, our results of operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

         We do not have long-term contracts with any of our customers. As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. A decision by a major customer, whether motivated by competitive considerations, quality and style issues, financial difficulties, economic conditions or otherwise, to decrease its purchases or to change its manner of doing business with us, could materially adversely affect our business and financial condition. In addition, during recent years, numerous retailers, including some of our customers, have experienced significant changes and difficulties, including consolidation of ownership, restructurings, bankruptcies and liquidations. There is excess retail floorspace in the industry, which could lead to further consolidations, restructurings, bankruptcies and liquidations. For example, Kmart Corporation, which accounted for 2.2% of our net sales in fiscal 2002, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in January 2002 and subsequently announced the closing of in excess of 28% of its stores. As of the date of Kmart's bankruptcy filing, we had outstanding $3.5 million of receivables from Kmart. In fiscal 2002, Oxford's pre-petition Kmart claim was sold for $1.1 million. In addition, Spiegel, Inc., which owns Eddie Bauer and accounted for 2.6% of our net sales in fiscal 2003, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in March 2003. Although we do not expect any write-off in connection with the Spiegel bankruptcy, the bankruptcy could have a negative impact on our sales to Eddie Bauer going forward.

         These and other financial problems of some customers, as well as general weakness in the retail environment, increase the risk of extending credit to these retailers. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect amounts related to previous purchases by that customer, all of which could have a material adverse effect on our business, financial condition and results of operations. Many customers (in particular, purchasers of Tommy Bahama) are small upscale independent specialty stores that may be more susceptible to general economic conditions. In addition, in order to reduce our future exposure to risks associated with its bankruptcy, we have decided not to sell products to Kmart in the near future and may make similar decisions with respect to other customers in the future.

OUR THIRD PARTY PRODUCERS AND SOURCING AGENTS MAY BE UNABLE TO MANUFACTURE AND DELIVER PRODUCTS IN A TIMELY MANNER OR MEET OUR QUALITY STANDARDS.

         In fiscal 2003, we purchased 85% of our products from third party producers located in foreign countries. The Tommy Bahama Group's largest third party producer accounted for approximately 26% of its purchases for fiscal 2003. The Tommy Bahama Group's two largest suppliers accounted for 44% of the Tommy Bahama Group's purchases in fiscal 2003. We depend upon the ability of third party producers to secure a sufficient supply of raw materials, adequately finance the production of goods ordered and maintain sufficient manufacturing and shipping capacity. The use of third party producers and the resulting lack of direct control could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a third party producer's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders any of which could harm our sales, reputation and overall profitability. In addition, the recent trend in the apparel industry towards outsourcing has intensified competition for quality contractors, some of which have long-standing relationships with our competitors. To the extent we are not able to secure or maintain relationships with third party producers that are able to fulfill our requirements, our business would be harmed.

WE COULD BE MATERIALLY AND ADVERSELY AFFECTED IF OUR DISTRIBUTION OPERATIONS WERE DISRUPTED.

         We operate warehousing and distribution facilities in Georgia, Tennessee, South Carolina and Washington. Finished garments from our manufacturing facilities and from our contractors are inspected and stored for distribution at these distribution facilities. We do not have other distribution facilities to support our distribution needs. As a result, if any of these distribution facilities were to shut down or otherwise become inoperable or inaccessible for any reason, we could incur significantly higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace the facility. In light of our strategic emphasis on rapid replenishment as a key competitive advantage, a distribution disruption might have a disproportionately adverse effect on our operations and profitability relative to our competitors.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR MANUFACTURING AND SOURCING OPERATIONS IN FOREIGN COUNTRIES.

         Because approximately 98% of our products are manufactured abroad, we must begin production of our products further in advance than would be the case if the products were manufactured domestically. Typically, we do not begin production of products until after receipt of an order from a customer. In those cases in which we begin production in one of our owned manufacturing facilities or place an order with an independent manufacturer before receiving an order from a customer, if we overestimate retailers' demand, we may be required to hold goods in inventory which we may be unable to sell at historical margins. If we underestimate retailers' demand, we may not be able to fill reorders on a timely basis. However, foreign manufacturing is subject to a number of other risks, including:

         -   work stoppages;

         -   transportation delays and interruptions;

         -   political instability;

         -   economic disruptions;

         -   foreign currency;

         -   the imposition of new or adversely adjusted tariffs, duties,

         -   quotas, import and export controls, and other regulations;

         -   changes in governmental policies and other events; and

         - intellectual property infringement, including knock-offs and counterfeiting.

         If any of these events occur, contract manufacturers' ability to produce and ship products during a given retailing season will be impaired, which could result in loss of revenues, customer orders and customer goodwill and could have a material adverse effect on our business, financial condition, results of operations and prospects.

         We require third party producers to meet our standards in terms of working conditions, environmental protection and other matters before placing business with them. As such, we may not be able to obtain the most cost-effective production. In addition, the labor and business practices of independent apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Any failure by our independent manufacturers to adhere to labor or other laws or appropriate labor or business practices, and the potential litigation, negative publicity and political pressure relating to any of these events, could harm our business and reputation.

         We are also exposed to foreign currency risk as a result of our foreign manufacturing and sourcing operations. Most of our contracts to have goods assembled or produced in foreign countries are negotiated in U.S. dollars. If the value of the U.S. dollar decreases relative to certain foreign currencies in the future, then the prices that we negotiate for products could increase, and it is possible that we would not be able to pass this increase on to customers. If the value of the U.S. dollar increases between the time a price is set and payment for a product, the price we pay may be higher than that paid for comparable goods by any competitors that pay for goods in local currencies, and they may be able to sell their products at more competitive prices. We do not engage in hedging activities with respect to foreign currency risk.

OUR BUSINESS IS SUBJECT TO REGULATORY RISKS ASSOCIATED WITH IMPORTING PRODUCTS.

         We import approximately 98% of our products from owned foreign manufacturing facilities or foreign third party producers. Substantially all of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries in which our products are manufactured or imported from may from time to time impose additional new quotas, duties, tariffs or other restrictions on imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or any supplier's failure to comply with customs or similar laws, could harm our business. We cannot assure you that future trade agreements will not provide our competitors with an advantage over us or increase our costs, either of which could have a material adverse effect on our business and profitability.

         Our operations are also subject to international trade agreements and regulations such as the North American Free Trade Agreement and the Caribbean Basin Initiative, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported into the United States from a particular country. In addition, the World Trade Organization may commence a new round of trade negotiations that liberalize textile trade by further eliminating quotas or reducing tariffs. The elimination of quotas on World Trade Organization member countries by 2005 and other effects of these trade agreements could result in increased competition from developing countries which historically have lower labor costs, including China and Taiwan, both of which recently became members of the World Trade Organization. This increased competition could have an adverse effect on our business and financial condition. We also believe that the elimination of quotas in 2005 will significantly change the competitiveness of many countries as locations for apparel manufacturing and sourcing.

EVENTS SUCH AS WAR, ACTS OF TERRORISM AND LABOR DISPUTES MAY MAKE IT MORE DIFFICULT FOR US TO IMPORT PRODUCTS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         As a result of our reliance on offshore manufacturing of our products, if goods become difficult or impossible to import into the United States due to war or acts of terrorism, or if either is threatened, our sales and net margins may be materially adversely affected. In the event that commercial transportation is curtailed or substantially delayed, our business may be materially adversely impacted, as we may have difficulty shipping merchandise from foreign facilities, which provide approximately 98% of our manufacturing requirements. In addition, any of these events may adversely affect general economic conditions in the United States. Further deterioration in prevailing economic conditions in the United States could reduce demand for our products.

         Our ability to import products in a timely and cost-effective manner may be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition. As an example, in September 2002, the Pacific Maritime Association, which represents terminal operators and ocean ship companies, locked out the union workers at a number of ports on the western coast of the United States. Although a federal court ordered the ports reopened and the parties ultimately entered into a new union agreement, the lock out caused a significant disruption in the shipment of goods, including our products, into the United States.

WE ARE SUBJECT TO INCREASED COMPETITION FROM DIRECT SOURCING BY OUR CUSTOMERS.

         We sell most of our products on a landed, duty-paid basis after they are imported into the United States. However, some of our customers, by working directly with manufacturers, purchase goods on a direct basis in which the customer takes ownership of the product in the country of production. As a result of this direct sourcing, customers can reduce their cost of goods by handling the logistics of importation of goods themselves. If customers continue or increase the amount of goods they purchase through direct sourcing, as many have, our net sales and net margins may be materially adversely affected.

WE HOLD IMPORTANT LICENSES, THE LOSS OF THE VALUE OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         We have entered into license and design agreements to use well-known trademarks and trade names to market our products. These license and design agreements will expire at various dates through fiscal 2007. We cannot assure you that we will be able to renew these licenses on acceptable terms upon their expiration or that we will be able to acquire new licenses to use other popular trademarks. Moreover, many of these licenses provide minimum thresholds for sales, royalty payments and advertising expenditures for each calendar year and if these thresholds are not met due to a general economic downturn or otherwise, our licensors may contractually be permitted to terminate these agreements or seek payment of minimum royalties even if the minimum sales are not achieved. The loss of significant third party licenses or penalty payments could reduce our net sales and have a material adverse effect on our results of operations and financial condition. Certain agreements provide for indemnification from our licensors, which may or may not be enforceable. In addition, other agreements require us to indemnify our licensees. We cannot currently assess the scope or effect that these obligations may have on our financial condition. In addition, our licensors license trademarks we use to other third parties and we are unable to control the quality or fashion sense of goods that such third parties produce. If such third party licensees do not maintain the quality of these trademarks or tradenames, our sales and financial condition could materially suffer.

WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS AND OTHER INTELLECTUAL PROPERTY AND MAY OTHERWISE HAVE OUR BRAND NAMES AND GOODWILL HARMED BY COMPETITORS' PRODUCTS OR THE QUALITY OF OUR LICENSEES' PRODUCTS.

         We currently rely on a combination of trademark, copyright and patent rights, as well as other contractual arrangements, including licenses, to establish and protect our intellectual property, brand names and similar proprietary rights. We believe that our trademarks and other proprietary intellectual property rights are important to our continued success and our competitive position due to their recognition by our customers. For example, the value of the Tommy Bahama brand and other related brands is critical to our success and our ability to maintain certain price points. We devote substantial resources to the establishment and protection of our trademarks and other proprietary intellectual property rights.

         There can be no assurance that the actions that we have taken to establish and protect our trademarks and other intellectual property will be adequate to prevent the creation of knock-offs, imitations or infringement of our marks, products, services or trademarks by third parties. For example, from time to time, we discover products in the marketplace that are reproductions of Tommy Bahama products or that otherwise infringe upon our trademark and copyright rights. If we are unsuccessful in challenging or decide not to challenge a particular third party's products on the basis of trademark infringement or otherwise or are unaware of any such infringement, continued sales of such product by that or any other third party could materially adversely impact the Tommy Bahama brand or other brands and negatively impact our sales. In addition, if any third party imitates Tommy Bahama products in a manner that projects a lesser quality or carries a negative connotation, this could have a material adverse effect on Tommy Bahama's goodwill in the marketplace, whether or not it violates our intellectual property rights.

         A portion of our business uses endorsements of amateur and professional athletes and coaches to promote some of our product lines. Unfavorable news reports about an endorser could create unfavorable publicity for us and could result in harm to the goodwill associated with some of our trademarks. We typically have the option to immediately terminate a particular endorsement agreement upon the occurrence of any of these or other undesirable events.

         In the future, we may have to rely on litigation and other legal action to enforce our intellectual property rights or contractual rights. If litigation that we initiate is unsuccessful, we may not be able to protect the value of some of our intellectual property. In addition, we may face claims of infringement by third parties that could interfere with our ability to sell some of our products. In the event a claim of infringement against us is successful, we may be required to pay royalties or license fees to continue to use intellectual property rights that we had been using or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable time. Any litigation and other legal action of this type, whether successful or unsuccessful, could result in substantial costs to us and diversion of our resources. In addition, the laws of certain foreign countries do not protect our trademarks and proprietary rights to the same extent as do the laws of the United States.

WE RELY ON KEY MANAGEMENT.

         Our success depends upon the talents and efforts of a small number of key management personnel, many of whom have been with our company and our industry for a long time, including J. Hicks Lanier, our chairman of the board and chief executive officer and Ben B. Blount, Jr., our executive vice president of finance, planning and administration and chief financial officer, as well as the principal managers of the Tommy Bahama Group, S. Anthony Margolis and Lucio Dalla Gasperina. The loss of any such management personnel, due to retirement or otherwise, could have a material adverse effect on our business.

OUR RETAIL STORES MAY EXPERIENCE FLUCTUATIONS IN COMPARABLE STORE SALES.

         Our comparable store sales are affected by a variety of factors which may cause our results to differ materially from prior periods. These factors include:

         -        general economic conditions;

         -        fashion trends;

         -        changes in its merchandise assortment;

         -        our success in executing our business strategy;

         -        competition;

         -        retail prices;

         -        the timing of release of new merchandise; and

         -        weather conditions.

         Fluctuations in our comparable store sales could have a material adverse effect on our business and on the market price of our common stock. Any failure to meet the expectations of investors, security analysts or credit rating agencies in one or more future periods could reduce the market price of our common stock and cause our credit ratings to decline.

THE SUCCESS OF OUR RETAIL STORES DEPENDS TO A LARGE EXTENT UPON THE SHOPPING ENVIRONMENT IN WHICH THE STORES ARE LOCATED.

         Many of our Tommy Bahama retail stores are located in indoor and outdoor shopping malls and plazas, and sales are derived, in part, from the volume of traffic in such shopping areas. An important part of our business is finding and keeping profitable store locations within successful shopping areas in order to generate consumer traffic. Tommy Bahama's stores face competition from other nearby retailers, and a store's sales can be affected not only by its location in relation to its competitors but also by its proximity to other points of attraction, the location of a store within the mall and the amount of advertising and promotional dollars spent on attracting consumers to the malls. Fuel shortages and high fuel prices may also deter shoppers. Hence, our business may suffer based on declines in the desirability of the shopping environment in a particular mall, shopping center or plaza, which could result from factors outside of our control. The failure to locate new stores in advantageous locations or failure to obtain renewal of our current attractive locations may have a material adverse effect our retail business.

OUR SALES ATTRIBUTABLE TO OUR RETAIL STORES COULD BE ADVERSELY AFFECTED BY REDUCED TRAVEL TO RESORT LOCATIONS.

         We have retail stores under the Tommy Bahama name located in resort areas and sell apparel that is often worn in resort locations. Recently, resort travel has declined and could remain at depressed levels for a substantial period of time as a result of geopolitical and economic conditions. Any continued or further decline in resort travel would adversely affect sales in those locations, as well as from customers serving consumers traveling to those locations, and our operating results could materially suffer.

WE FACE CERTAIN RISKS RELATED TO OUR OPERATION OF RESTAURANTS UNDER THE TOMMY BAHAMA NAME.

         We own and operate six compound locations under the Tommy Bahama name that contain a full-service, white linen Tommy Bahama Tropical Cafe, in addition to a standard Tommy Bahama retail store selling Tommy Bahama products. As a participant in the restaurant industry, we face risks relating to food quality, food-borne illness, injury, restaurant facilities, health inspection scores, employees relationships, operational concerns and other matters at one or more of its restaurants. Regardless of whether allegations related to these matters are valid or whether we become liable, we may be materially and adversely affected by negative publicity related thereto. The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of the other restaurants, as well the Tommy Bahama brand name and image as a whole, including our retail and wholesale businesses.

         The profitability and continued success of our restaurant operations depend on, among other things, the following additional factors:

         - the ability to compete in the highly competitive restaurant business;

         - the ability to maintain the necessary federal, state and local governmental licenses, permits and approvals, including those relating to the preparation and sale of food and alcoholic beverages, building and zoning requirements, and employer-employee relationships, such as minimum wage requirements, overtime, working and safety requirements, and citizenship requirements;

         - the availability and timely delivery of high quality, fresh ingredients, including fresh produce, dairy products and meat;

         - the availability of qualified, high energy restaurant personnel; and

         - factors affecting discretionary consumer spending, including national, regional and local economic conditions, disposable consumer income, inflation and consumer confidence.

         Adverse changes in any of these factors could reduce guest traffic and adversely affect the profitability of our restaurant operations and thus adversely affect our results of operations.

INTEGRATING THE TOMMY BAHAMA GROUP INTO OUR COMPANY STRUCTURE MAY STRAIN OUR RESOURCES AND PROVE TO BE DIFFICULT.

         The acquisition of the Tommy Bahama Group in June 2003 was significantly larger than any of our previous acquisitions. The significant expansion of our business and operations resulting from the acquisition of the Tommy Bahama Group may strain our administrative, operational and financial resources. The integration of the Tommy Bahama Group into our company will require substantial time, effort, attention and dedication of management resources and may distract our management in unpredictable ways from our existing business. The integration process could create a number of potential challenges and adverse consequences for us, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of sales or an increase in operating or other costs. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the acquisition of the Tommy Bahama Group.

         As part of our business strategy, we intend to pursue other strategic acquisitions of brands and related businesses and we may face similar challenges regarding such acquisitions.

THE EXPANSION OF OUR BUSINESS TO INCLUDE RETAIL STORES AND RESTAURANTS AS A RESULT OF THE TOMMY BAHAMA GROUP ACQUISITION PRESENTS US WITH NEW CHALLENGES.

         Prior to the acquisition of the Tommy Bahama Group in June 2003, we did not operate any retail stores or restaurants. We may not be successful in managing retail and/or restaurant operations and these operations may divert our management's attention away from our existing business. These challenges may impair our integration of the Tommy Bahama Group and may materially adversely affect the rest of our business and our results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR PLANS TO EXPAND OUR TOMMY BAHAMA BUSINESS.

         We plan to expand our Tommy Bahama business, including our Tommy Bahama retail stores and restaurants. Our ability to open and operate new retail stores and restaurants depends on many factors, including, among others, our ability to:

         - identify and obtain suitable retail and restaurant locations, the availability of which is outside of our control;

         -        negotiate favorable lease terms;

         - successfully address competition, merchandising and distribution challenges;

         - and hire, train and retain a sufficient number of qualified personnel.

         We seek to foster an element of scarcity at the consumer level when selling Tommy Bahama products in a given geographical market, and believe that the careful and deliberate selection of our retail stores within particular geographical areas has been a key element of our successful retail business. Therefore, we may not achieve our retail and restaurant expansion goals for Tommy Bahama. Even if we succeed in expanding the number of Tommy Bahama retail stores and restaurants, we cannot assure you that the newly opened stores and restaurants will achieve sales or profitability levels comparable to those of our existing Tommy Bahama stores and restaurants in the time periods estimated by us, or at all. If these retail stores and restaurants fail to achieve or are unable to sustain acceptable sales and profitability levels, we may incur significant costs associated with operating or closing those stores and restaurants.

OUR SUCCESS WILL DEPEND ON THE VALUE OF THE TOMMY BAHAMA BRAND, AND IF THE VALUE OF THE TOMMY BAHAMA BRAND WERE TO DIMINISH, OUR REVENUES AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED.

         Maintaining and developing the Tommy Bahama brand will be critical to our success. If for any reason Tommy Bahama's image or reputation were to be tarnished, or if consumers no longer perceived Tommy Bahama products to be of high quality and value, worthy of a premium price as compared to the competition, our results of operations would materially suffer.

         In addition, we license our Tommy Bahama brand and other related brands to a number of strategic partners to produce a variety of other products, including certain types of shoes, neckwear, handbags, furniture and women's swimwear. While we require that these licensees maintain the quality of the Tommy Bahama brand through specific contractual provisions, we cannot be certain that such licensees, or their manufacturers and distributors, will honor their contractual obligations or that they will not take other actions that will significantly diminish the value of the Tommy Bahama brand name.

WE MAY NOT HAVE UNCOVERED ALL RISKS ASSOCIATED WITH THE TOMMY BAHAMA GROUP ACQUISITION OR ANY FUTURE ACQUISITIONS.

         We may become responsible for unexpected liabilities that we failed to discover in the course of performing due diligence in connection with the Tommy Bahama Group acquisition and any future acquisitions. We have required the selling shareholders of the Tommy Bahama Group to indemnify us against undisclosed liabilities. However, we cannot assure you that the indemnification will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

         In addition, under the terms of our acquisition of the Tommy Bahama Group, we will be required to make up to $75 million in performance-based contingent payments to the selling shareholders of the Tommy Bahama Group over the four years following the Tommy Bahama Group Acquisition. The contingent payments will be comprised of an annual basic contingent payment and a cumulative additional contingent payment. Although we will only be required to make these payments if the acquired Tommy Bahama Group business is successful, the contingent payments are payable based on that business achieving earnings targets. These earnings may not be cash-based and we therefore may have difficulty making cash payments. In addition, if the acquired Tommy Bahama Group business is successful but the rest of our business is not successful, we may have difficulty making the contingent payments. Certain of the selling shareholders are key members of management of the Tommy Bahama Group business. It is possible that their interests with respect to the contingent payments will differ from the acquired interests of Oxford.

                RISKS RELATING TO OUR INDEBTEDNESS AND THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

         We have a significant amount of indebtedness. As of August 29, 2003, we had $209 million indebtedness outstanding and stockholders' equity of $210 million.

         Our substantial amount of indebtedness could have important consequences for us. For example, it could:

         - make it more difficult for us to satisfy our obligations with respect to our outstanding indebtedness;

         - limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

         - increase our vulnerability to adverse economic and industry conditions;

         - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes, such as funding our working capital and capital expenditures;

         - limit our flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

         - place us at a competitive disadvantage compared to our competitors that have less indebtedness.

OUR ANTI-TAKEOVER PROVISIONS MAY LIMIT SHAREHOLDER VALUE.

         Certain provisions of our articles of incorporation and bylaws and Georgia law may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. A shareholder may not receive as much in exchange for his or her shares as they could without these provisions. The following is a description of the provisions that may reduce the market prices for our shares of common stock.

         Our articles of incorporation and bylaws separate our board of directors into three classes of directors, with each class as nearly equal in number as the total number of directors permits. Each class serves for three-year terms, and each class' term expires in different successive years. In addition, our articles of incorporation authorize the board of directors to issue preferred stock in one or more classes or series and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any action on the part of the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend," or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future capital expenditures, the likelihood of our success in developing and introducing new products and expanding our business, the timing of the introduction of new and modified products or services, financing plans, working capital needs and sources of liquidity.

         Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures, including the acquisition of the Tommy Bahama Group. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these risks are beyond our ability to control and predict. Many of these risks are beyond our ability to control or predict. Such risks include, but are not limited to, all of the risks discussed under "Risk Factors" and the following:

         -        general economic cycles;

         -        competitive conditions in our industry;

         -        price deflation in the worldwide apparel industry;

         - our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products;

         -        the price and availability of raw materials;

         -        our dependence on and relationships with key customers;

         - the ability of our third party producers to deliver quality products in a timely manner;

         - potential disruptions in the operation of our distribution facilities;

         - economic and political conditions in the foreign countries in which we operate or source our products;

         -        regulatory risks associated with importing products;

         - the impact of labor disputes and wars or acts of terrorism on our business;

         -        increased competition from direct sourcing;

         -        our ability to maintain our licenses;

         - our ability to protect our intellectual property and prevent our trademarks and service marks and goodwill from being harmed by competitors' products;

         -        our reliance on key management;

         - inability to retain premium pricing on Tommy Bahama products due to competitive or other factors;

         - fluctuations in the Tommy Bahama Group's comparable store sales;

         - the impact of reduced travel to resort locations on the Tommy Bahama Group's sales;

         - risks related to the Tommy Bahama Group's operation of restaurants under the Tommy Bahama name;

         -        the integration of the Tommy Bahama Group into our company;

         - the expansion of our business through the Tommy Bahama Group acquisition into new businesses;

         - our ability to successfully implement our growth plans for the Tommy Bahama Group;

         - our ability to open new Tommy Bahama stores following the acquisition of the Tommy Bahama Group; and

         - unforeseen liabilities associated with the acquisition of the Tommy Bahama Group and other businesses.

         We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus, but we have agreed to bear certain expenses associated with registering such shares under federal and state securities laws. We are registering the shares for sale to provide the selling shareholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders.

                              SELLING SHAREHOLDERS

         We have agreed to register with the SEC shares of our common stock beneficially owned by certain of our selling shareholders. The following table sets forth as of October 31, 2003:

         -        the names of the selling shareholders;

         - the nature of any position, office or other material relationship the selling shareholders have had within the past three years with us or any of our predecessors or affiliates;

         - the number of shares of common stock beneficially owned by the selling shareholders;

         - the maximum number of shares of common stock that may be offered or sold by the selling shareholders under this prospectus; and

         - the amount of common stock to be owned by the selling shareholders upon the completion of the offering if all shares offered are sold.

                                           SHARES BENEFICIALLY                               SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING(1)                         OWNED AFTER OFFERING(1)
                                         --------------------------                        ------------------------
                                                         PERCENT OF    SHARES BEING                      PERCENT OF
NAMES OF SELLING SHAREHOLDERS(2)         NUMBER            CLASS          OFFERED          NUMBER          CLASS
--------------------------------         ------            -----          -------          ------          --------
SKM-TB, LLC(3).................          137,379             *           137,379             -               0%

Whole Duty Investment Ltd......          130,863             *           130,863             -               0%

S. Anthony Margolis(4).........           54,296             *            54,296             -               0%

Margolis Family Stock Trust u/a/d/
May 1, 2001, for benefit of Jodi
Kooperman(5)...................            1,329             *             1,329             -               0%


Margolis Family Stock Trust u/a/d/
May 1, 2001, for benefit of David
Margolis(5)....................            1,329             *             1,329             -               0%

Margolis Family Stock Trust u/a/d/
May 1, 2001, for benefit of Lucas
Margolis(5)....................            1,330             *             1,330             -               0%

Margolis Family Stock Trust u/a/d/
May 1, 2001, for benefit of Katelyn
Margolis(5)....................            1,329             *             1,329             -               0%

Margolis Family Stock Trust u/a/d/
May 1, 2001, for benefit of Brandon
Margolis(5)....................            1,329             *             1,329             -               0%

William S. Sterns, III(5)......            6,646             *             6,646             -               0%

Bonita Beach Blues Inc.........           17,962             *            17,962             -               0%

Lucio Dalla Gasperina(6).......           41,054             *            41,054             -               0%

----------------------
(1) The amounts and percentages of common stock beneficially owned have been calculated in accordance with applicable SEC regulations. Each beneficial owner listed in the table has both voting and investment power over the applicable shares, unless otherwise indicted. Shares underlying stock options that are exercisable within 60 days are deemed to be outstanding for the purpose of computing the outstanding shares owned by the selling shareholders.

(2) Each of the selling shareholders listed in the table was a stockholder of the Tommy Bahama Group prior to its acquisition by us.

(3) Two directors of the ultimate parent of SKM-TB, LLC were directors of the Tommy Bahama Group prior to its acquisition by us. In addition, an affiliate of the ultimate parent of SKM-TB, LLC provided financial advisory services to the Tommy Bahama Group prior to its acquisition by us.

(4) Mr. Margolis is currently Group Vice President of our company and is President and Chief Executive Officer of the Tommy Bahama Group. Prior to our acquisition of the Tommy Bahama Group, Mr. Margolis served as its President and Chief Executive Officer.

(5) William S. Sterns, III, is the sole trustee of each of the indicated trusts and may be deemed to be the beneficial owner of the shares held by each such trust. Mr. Sterns is not selling any shares in this offering. All shares indicated as being sold by Mr. Sterns are shares attributed to him, but being sold by the trusts.

(6) Mr. Dalla Gasperina is currently Executive Vice President of the Tommy Bahama Group. Prior to our acquisition of the Tommy Bahama Group, Mr. Dalla Gasperina served as its Executive Vice President.

                              PLAN OF DISTRIBUTION

         The sale of common stock by the selling shareholders and any of their pledgees, assignees and successors-in-interest pursuant to this prospectus may be effected from time to time in one or more transactions on the New York Stock Exchange or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The selling shareholders may from time to time offer and sell the shares directly to purchasers or through agents, underwriters or dealers. Such sales may be in the form of:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

         - exchange distributions in accordance with the rules of the New York Stock Exchange or any other applicable exchange;

         -        privately negotiated transactions;

         -        short sales;

         - agreements between broker-dealers and the selling shareholders to sell a specified number of shares at a stipulated price per share;

         -        a combination of any such methods of sale; and

         -        any other method permitted pursuant to applicable law.

         Agents or underwriters acting on behalf of the selling shareholders may receive compensation from the selling shareholders or from purchasers of the common stock for whom they act as agent in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of common stock may be deemed to be underwriters for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and any discounts, concessions or commissions received by them from the selling shareholders and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision on the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus.

         At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholders and any other required information.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. We estimate that we will spend approximately $100,000 for expenses in connection with the offering of shares by the selling shareholders.

         Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.

                            VALIDITY OF COMMON STOCK

         The validity of the common stock offered hereby will be passed upon for us by Thomas C. Chubb III, our Vice President, Secretary & General Counsel. As of November 18, 2003, Mr. Chubb beneficially owned 1,000 shares of our common stock and had options to purchase 16,735 shares.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of May 30, 2003 and May 31, 2002, and for the years then ended, included in our Annual Report on Form 10-K for the year ended May 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The consolidated financial statements of Oxford Industries, Inc. and Subsidiaries for the year ended June 1, 2001, incorporated by reference in this registration statement, were audited by Arthur Andersen LLP, independent public accountants, as stated in their reports. On May 22, 2002, we engaged

Ernst & Young LLP to replace Arthur Andersen LLP as our independent auditors. Relief in connection with claims which may be available to you against auditing firms may not be available as a practical matter against Arthur Andersen LLP. In reliance on the temporary relief provided by the SEC under Rule 437a of the Securities Act, we are filing this registration statement without the written consent of Arthur Andersen LLP as required by Section Seven of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to
Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

         The consolidated financial statements of Viewpoint International, Inc. as of March 31, 2002 and 2001 and for each of the three fiscal years ended March 31, 2002, incorporated by reference in this registration statement, have been audited by Mahoney Cohen & Company, CPA, P.C. independent accountants, as stated in their report.

================================================================================

                                 388,200 Shares

                             OXFORD INDUSTRIES, INC.

                                  Common Stock

                               ------------------

                                   PROSPECTUS

                               ------------------

                                     , 2003

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee...................................................   $   2,032
Legal fees and expenses................................................      75,000
Accounting fees and expenses...........................................      10,000
Printing expenses......................................................      10,000
Miscellaneous..........................................................       2,968
                                                                          ---------
          Total........................................................   $ 100,000
                                                                          ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant is incorporated under the laws of the State of Georgia. The articles of incorporation and bylaws of the registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by the Georgia Business Corporation Code.

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of
Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and
(b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

         Subsection (c) of Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

         As permitted by the Georgia Business Corporation Code, Article XII of the registrant's' Articles of Incorporation provides that a director shall not be personally liable to the registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the registrant, (b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code or (d) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of the registrant further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Article XII of the registrant's articles of incorporation also provides that neither the amendment or repeal of such Article XII nor the adoption of any provision of the registrant's articles of incorporation inconsistent with such
Article XII shall eliminate or adversely affect any right of protection of a director of the registrant existing immediately prior to such amendment, repeal or adoption.

         Under Article VI of the registrant's bylaws, the registrant is required to indemnify each person who is now, has been, or who will hereafter become a director or officer of the registrant, whether or not then in office. The registrant is required to indemnify any such director or officer against all costs and expenses reasonably incurred by or imposed upon him or her in connection with or resulting from any demand, action, suit or proceedings or threat thereof, to which he or she may be a party as a result or by reason of his being or having been a director or officer of the registrant or of any other corporation which he serves as director or officer at the request of the registrant, except in relation to matters as to which a recovery shall be had against him or penalty imposed upon him by reason of his having been finally adjudged in such action, suit or proceedings to have been derelict in the performance of his duties as such director or officer. The foregoing right to indemnity includes reimbursement of the amounts and expenses paid in settling any such demand, suit or proceedings or threat thereof when settling the same appears to the board of directors of executive committee of the registrant to be in the best interests of the registrant, and is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

         The registrant's directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and the registrant is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

ITEM 16. EXHIBITS

Exhibit                                  Description
-------     --------------------------------------------------------------------
  2.1       Stock Purchase Agreement, dated as of April 26, 2003, among
            Viewpoint International, Inc., the Stockholders of Viewpoint
            International, Inc. and the registrant. Incorporated by reference to the registrant's Form 8-K filed on June 26, 2003.

  2.2 Earnout Agreement, dated as of June 13, 2003, among the Stockholders of Viewpoint International, Inc. and the registrant. Incorporated by reference to the registrant's Form 8-K filed on June 26, 2003.

  3.1 Articles of Incorporation of the registrant. Incorporated by reference to Exhibit 3(a) to the registrant's Form 10-Q for the fiscal quarter ended August 29, 1997.

  3.2 Bylaws of the registrant. Incorporated by reference to Exhibit 3(b) to the registrant's Form 10-K for the fiscal year ended May 28, 1999.

  4.1 Registration Rights Agreement dated as of June 13, 2003 among the registrant and the Sellers listed on Schedule 1 thereto.

 *5.1       Opinion of Thomas C. Chubb III.

*23.1       Consent of Thomas C. Chubb III (included as part of Exhibit 5.1).

*23.2       Consent of Ernst & Young LLP, independent auditors.

*23.3       Consent of Mahoney Cohen & Company, CPA, P.C.

 24.1       Power of Attorney (included in signature pages).

----------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

                  (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective Registration Statement;

                  (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 18, 2003.

                                 Oxford Industries, Inc.

                                 By:          /s/ J. Hicks Lanier
                                     -------------------------------------------
                                     Name:  J. Hicks Lanier
                                     Title: Chairman of the Board, President and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tiffany W. Easton, Mary Margaret Heaton and Thomas C. Chubb III, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                          TITLE                          DATE
        ---------                          -----                          ----
/s/ J. Hicks Lanier           Chairman of the Board, President      November 18, 2003
---------------------------      and Chief Executive Officer
    J. Hicks Lanier             (Principal Executive Officer)

/s/ Ben B. Blount, Jr.        Director, Executive Vice President,   November 18, 2003
---------------------------   Chief Financial Officer (Principal
    Ben B. Blount, Jr.                Financial Officer)

        SIGNATURE                          TITLE                          DATE
        ---------                          -----                          ----

/s/ K. Scott Grassmyer        Controller (Principal Accounting      November 18, 2003
---------------------------               Officer)
    K. Scott Grassmyer

/s/ Cecil D. Conlee                       Director                  November 18, 2003
---------------------------
    Cecil D. Conlee

/s/ Thomas Gallagher                      Director                  November 18, 2003
---------------------------
    Thomas Gallagher

/s/ J. Reese Lanier, Sr.                  Director                  November 18, 2003
---------------------------
    J. Reese Lanier, Sr.

/s/ Knowlton J. O'Reilly                  Director                  November 18, 2003
---------------------------
    Knowlton J. O'Reilly

/s/ Clarence B. Rogers, Jr.               Director                  November 18, 2003
---------------------------
    Clarence B. Rogers, Jr.

/s/ Robert E. Shaw                        Director                  November 18, 2003
---------------------------
    Robert E. Shaw

/s/ Clarence H. Smith                     Director                  November 18, 2003
---------------------------
    Clarence H. Smith

/s/ E. Jenner Wood                        Director                  November 18, 2003
---------------------------
    E. Jenner Wood

/s/ Helen B. Weeks                        Director                  November 18, 2003
---------------------------
    Helen B. Weeks

                                  EXHIBIT INDEX

Exhibit                                 Description
-------  -----------------------------------------------------------------------
   2.1   Stock Purchase Agreement, dated as of April 26, 2003, among Viewpoint
         International, Inc., the Stockholders of Viewpoint International, Inc.
         and the registrant. Incorporated by reference to the registrant's Form
         8-K filed on June 26, 2003.

   2.2   Earnout Agreement, dated as of June 13, 2003, among the Stockholders of
         Viewpoint International, Inc. and the registrant. Incorporated by reference to the registrant's Form 8-K filed on June 26, 2003.

   3.1 Articles of Incorporation of the registrant. Incorporated by reference to Exhibit 3(a) to the registrant's Form 10-Q for the fiscal quarter ended August 29, 1997.

   3.2 Bylaws of the registrant. Incorporated by reference to Exhibit 3(b) to the registrant's Form 10-K for the fiscal year ended May 28, 1999.

   4.1 Registration Rights Agreement dated as of June 13, 2003 among the registrant and the Sellers listed on Schedule 1 thereto.

 **5.1   Opinion of Thomas C. Chubb III.

**23.1   Consent of Thomas C. Chubb III (included as part of Exhibit 5.1).

**23.2   Consent of Ernst & Young LLP, independent auditors.

**23.3   Consent of Mahoney Cohen & Company, CPA, P.C.

  24.1   Power of Attorney (included in signature pages).

-----------

*   Filed herewith.

** To be filed by amendment.